Exhibit 99.1

Company Contact:
Ultralife Batteries, Inc.
Peter Comerford
(315) 332-7100
pcomerford@ulbi.com

Investor Relations Contact:
Lippert/Heilshorn & Associates, Inc.
Jody Burfening
(212) 838-3777
jks@lhai.com

Media Contact:
Lippert/Heilshorn & Associates, Inc.
Chenoa Taitt
(212) 201-6635
ctaitt@lhai.com

       Ultralife Batteries, Inc. Awarded $19 Million Army Battery Contract
                   Company's BA-5390/U Battery in High Demand

Newark, New York - May 21, 2003 - Ultralife Batteries, Inc. (NASDAQ: ULBI) today announced that it has been awarded a contract for its BA-5390/U battery (previously UBI5390) valued at approximately $19 million, by the U.S. Army Communications Electronics Command (CECOM). The order represents the fourth and largest contract to date for this battery. Shipments will begin in July and continue into the fourth quarter.

This contract announcement is unrelated to the upcoming Next Gen II Phase IV, 5-year battery procurement for this and other battery types, in which Ultralife plans to participate through the normal bidding process.

John D. Kavazanjian, Ultralife's president and chief executive officer, said, "This new order represents another significant accomplishment toward the realization of our goal to produce $65 million in revenue in 2003. The military battery market is growing and we have positioned Ultralife as the leader in safe, high capacity batteries both in wartime and in peacetime."

Joseph N. Barrella, Ultralife's senior vice president of new business development, said, "The benefits of our battery, with significantly more energy than the other commonly fielded battery, have been clearly recognized by the soldiers. Ultralife's technology meets the Army's need for longer-lasting batteries to supply and service rapid deployments and flexible missions."

The BA-5390/U is a lithium/manganese dioxide primary (non-rechargeable) battery, and, with 50 percent more energy, is an alternative to the lithium/sulfur dioxide BA-5590/U battery, the most widely used military battery in the U.S. Armed Forces. The BA-5390/U is widely used to power more than 50 military applications, such as the AN/PRC-119 SINCGARS (Single Channel Ground and Airborne Radio System) and the Javelin Medium Anti-Tank Missile Control Launch Unit. The BA-5390/U provides soldiers with the latest and best battery technology in a cost effective manner. More energy in each battery provides longer mission time with fewer batteries for soldiers to carry, and fewer batteries to ship and dispose of, all of which reduce cost to the Army.

About Ultralife Batteries, Inc.

Ultralife is a leading developer, manufacturer, and marketer of customized and standard lithium primary, lithium ion and lithium polymer rechargeable batteries. Ultralife manufactures high-energy batteries utilizing advanced lithium technology. Our Primary (non-rechargeable) and lithium ion and lithium polymer rechargeable batteries are used in military, industrial and consumer portable electronic products. OEM and retail customers include Energizer, Kidde Safety, Philips Medical Systems, Radio Shack and the national defense agencies of the United States, United Kingdom and Germany.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.

Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.

                                       ###


                                       5